Strive Asset Management, LLC
A Registered Investment Adviser

Code of Ethics

November 2024

Table of Contents
INTRODUCTION    3
DEFINITIONS    3
COMPLIANCE WITH LAWS, RULES, AND REGULATIONS    6
STANDARDS OF CONDUCT AND FIDUCIARY DUTY    6
Confidentiality    7
Fiduciary Duties    7
PERSONAL SECURITIES TRANSACTIONS    8
Accounts Covered by Policies and Procedures    9
Restrictions on Personal Trading    9
Preclearance    10
REPORTING REQUIREMENTS    10
Initial Holdings Report    11
Annual Holdings Report    11
Quarterly Transactions Reports    11
EXCEPTIONS FROM PRECLEARANCE AND TRANSACTION REPORTING REQUIREMENTS    12
Review of Transactions    12
OVERSIGHT OF THE CODE OF ETHICS    13
Training    13
Reporting Violations    13
Sanctions    13
CONFIDENTIALITY    13
ACKNOWLEDGEMENT    13

Introduction
Rule 204A-1 of the Investment Adviser Act of 1940 (“Advisers Act”) requires investment advisers registered with the Securities and Exchange Commission (“SEC”) to adopt codes of ethics that set forth standards of conduct and require compliance with federal securities laws.
Strive Asset Management, LLC (“Firm”) has a fiduciary obligation to our clients and has adopted this Code of Ethics (“Code”). This Code is intended to reflect and identify the fiduciary principles of honesty, integrity, and fairness that are to be consistently applied across the organization and in its service to advisory clients (“Clients”). The Code does not, nor is it intended to, address every law, rule, or policy. The Code also does not serve as a substitute for using common sense, good judgement, and obtaining additional guidance when needed. If you have any questions about the Code, you should consult our Chief Compliance Officer (“CCO”).
This Code applies to Supervised Persons, defined as the Firm’s investment adviser representatives (“IARs”), our employees, as well as corporate directors and officers of the Firm, and any other categories or persons specifically included in the definition.
This Code and related amendments has been adopted by the Firm and is designed to comply with Rule 204A-1 under the Advisers Act. The Firm may change the Code and its related polices at any time. The Firm also retains the right to administer and interpret all policies within this Code.
Definitions
For the purposes of this Code, the following definitions shall apply:
1933 Act means the Securities Act of 1933, as amended.
1934 Act means the Securities Exchange Act of 1934, as amended.
Access person means any supervised person who has access to nonpublic information regarding any Clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the Firm or its control affiliates manage, if any, or is involved in making securities recommendations to Clients or has access to such recommendations that are nonpublic.
(A list of our Access Persons is maintained by our Chief Compliance Officer.)
Account means accounts of any access person and includes accounts of the access person’s immediate family members (any relative by blood or marriage living in the access person’s household) or live-in partner, and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the access person has a beneficial interest, controls or exercises investment discretion.
Advisers Act means the Investment Advisers Act of 1940, as amended.
Affiliated Person means all persons of a separately identifiable department, division, or entity that is under common control.
Associated Person is used to include both Supervised and Access Persons of Strive Asset Management, LLC.

Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.
Beneficial interest shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person has a beneficial interest in a security for purposes of Section 16 of such Act and the rules and regulations thereunder.
Beneficial ownership shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder. In general, beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, agreement, understanding, relationship, or otherwise, (i) has or shares a direct or indirect financial interest in other than the receipt of an advisory fee, or (ii) possesses voting or investment power over securities or other investments.
Chief Compliance Officer (CCO) refers to the Chief Compliance Officer of Strive Asset Management, LLC (Don McArdle).
Client includes individual and institutional investors for whom the Firm provides investment advisory services or manages investment advisory accounts.
Control means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.
Family Members, for purposes of personal securities reporting requirements, supervised person, access person, and account also include the reporting person’s immediate family, and any account in which the reporting person has a direct or indirect beneficial interest (such as a trust). Immediate family member means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of an Access Person who resides in the Access Person’s household and includes adoptive and partner relationships.
Initial public offering (IPO) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.
Investment-related means activities that pertain to securities, commodities, banking, insurance, or real estate (including, but not limited to, acting as or being associated with an investment adviser, broker dealer, municipal securities dealer, government securities broker or dealer, issuer, investment company, futures sponsor, bank, or savings association).
Limited offering means an offering of securities that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, 505, or Rule 506 under the Securities Act of 1933.
Private fund means an issuer that would be an investment company as defined in section 3 of the Investment Company Act of 1940 but for section 3(c)(1) or 3(c)(7) of that Act.

Registered fund means an investment company registered under the Investment Company Act.
Related Person is any advisory affiliate or other person that is under common control with Strive Asset Management, LLC.
Reportable fund means any registered investment company, i.e., mutual fund, for which our Firm, or a control affiliate, acts as investment adviser, as defined in section 2(a) (20) of the Investment Company Act, or principal underwriter.
Reportable security means any security as defined in Section 202(a)(18) of the Advisers Act. Under the Advisers Act, a “security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument, commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing. Reportable securities will also include those digital assets that have been deemed a security.
A reportable security does not include:
•Direct obligations of the U.S. Government;
•Money market instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and other high-quality short-term debt instruments. High quality short-term debt instrument is defined as any instrument having a maturity at issuance of fewer than 366 days and which is rated in one of the highest two rating categories by a nationally recognized statistical rating organization, or which is unrated but is of comparable quality;
•Share issues by money market funds;;
•Shares issued by open-ended mutual funds not advised by the Firm or those under common control with Firm (other than ETFs); and
•Shares issued by open-end unit investment trusts (UITs) (other than ETFs) if the UIT is invested exclusively in unaffiliated open end mutual funds.
Senior Management means any director, or officer of the Firm. A designated member of Senior Management is responsible for monitoring the CCO’s adherence to this Code.
Supervised Person means any directors, and officers of the Firm (or other persons occupying a similar status or performing similar functions); employees of the Firm; and any other person who provides advice on behalf of the Firm and is subject to the Firm's supervision and control. The Firm may consider additional categories or specific persons to be considered Supervised Persons for purposes of the Code depending on their role, function, or service to the Firm. The CCO will maintain a list of additional categories or persons added to the definition.

Compliance with Laws, Rules, and Regulations
Strive Asset Management, LLC is registered as an investment adviser with the SEC. The Firm is dedicated to providing professional investment advisory services to its Clients. The Firm’s reputation reflects the quality of our Supervised Persons and their dedication to excellence in serving our Clients. Our Supervised Persons are expected to demonstrate the highest standards of moral and ethical conduct for continued association with the Firm. All Supervised Persons must comply with all applicable state and federal securities laws and any related rules, as well as all applicable Firm policies. The Firm places a high value on ethical conduct and challenges its Supervised Persons to live up to its ethical ideal, not merely obey the letter of the law.
Standards of Conduct and Fiduciary Duty
Supervised Persons are prohibited, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a Client or the provision of investment advice to Clients regarding securities for a fee:
•To defraud a Client in any manner;
•To mislead a Client, including by making a statement that omits material facts;
•To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a Client;
•To engage in any manipulative practice with respect to a Client;
•To engage in any manipulative practice with respect to securities, including price manipulation; or
•To engage in front running, and/or profit personally, directly or indirectly, as a result of knowledge about a security.
This Code establishes rules of conduct for all Supervised Persons of the Firm. It also includes additional code responsibilities for a subset of Supervised Persons called Access Persons,1 designed to, among other things, govern personal securities trading activities in the accounts of access persons, their immediate family/household accounts and accounts in which an access person has a beneficial interest. The Code is based upon the principle that the Firm and its supervised persons owe a fiduciary duty to our clients to conduct their affairs in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the Firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.
The Code is designed to ensure that the high ethical standards maintained by the Firm continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The name and reputation of our Firm continues to be a direct reflection of the conduct of each Supervised Person.
Recognizing the importance of maintaining the Firm's reputation and consistent with our fundamental principles of honesty, integrity and professionalism, the Firm requires that a supervised person advise our CCO immediately if he or she becomes involved in or threatened

1 See Definitions in this Code.

with litigation or an administrative investigation or legal proceeding of any kind. The Firm will maintain such information on a confidential basis.
The objective of this Code of Ethics is to subject all business dealings and securities transactions undertaken by Supervised Persons, whether for Clients or for personal purposes, to the highest ethical standards. The Firm expects its personnel to premise their conduct on fundamental principles of openness, integrity, honesty, and trust.
Any terms that are not predefined here have the meaning ascribed to them in the Firm’s current version of the Compliance Manual, as amended from time to time.
Compliance with the provisions of the Code of Ethics shall be considered an important condition of employment with the Firm. Supervised Persons should understand that a material breach of the provisions of the Code of Ethics may constitute grounds for disciplinary action, including termination of employment or relationship with the Firm.
Our CCO will periodically report to senior management of the Firm to document compliance with this Code.
Confidentiality
Supervised Persons are expected to honor the confidential nature of the Firm and Client affairs. Information designated as confidential shall not be communicated outside the Firm without obtaining the proper consent and will only be communicated within the Firm on a “need to know” basis. Supervised Persons must avoid making unnecessary disclosure of any material nonpublic information about issuers of securities or internal information concerning the Firm and its business relationships and must use such information in a prudent and proper manner in the best interests of the Firm and its Clients. The Firm has adopted a separate Privacy Policy, with which all Supervised Persons are expected to be familiar.
Fiduciary Duties
The Firm and Supervised Persons are fiduciaries with respect to its Clients. As such, all personnel have the following fiduciary duties:
•At all times, to place the interests of Clients before their own and not to take inappropriate advantage of their positions, and
•To conduct themselves in a manner that will avoid any actual or potential conflict of interest or any abuse of a position of trust and responsibility. Conflicts of interest can arise in many ways. However, one factor that is common to many conflict of interest situations is the possibility that a Supervised Person’s actions or decisions may be affected because of an actual or potential divergence between or among the interests of the Firm and its Clients and a Supervised Person’s own personal interests. A particular activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to the Firm or its Clients, irrespective of the motivations of the Supervised Person involved.
A Supervised Person may not rebate, directly or indirectly, to any person or entity any compensation received from the Firm, or accept, directly or indirectly, from any person or entity, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Firm or a Client (for example, directing a particular transaction in exchange for any such compensation), other than permissible gifts and entertainment as discussed in the Firm’s Compliance Manual.
a)A Supervised Person must disclose to the CCO any personal or family interest in any transaction being considered by the Firm on behalf of a Client.
b)A Supervised Person may not knowingly borrow from, or become indebted to, any person, business or company having business dealings or a relationship with the Firm, except with respect to customary personal loans (e.g., home mortgage loans, automobile loans, lines of credit) on the same terms as are available generally, unless the arrangement is approved by the CCO.
c)A Supervised Person may not acquire, or derive personal gain or profit from, any business or investment opportunity that comes to his or her attention as a result of his or her association with the Firm, and in which the Supervised Person knows the Firm or one of its Clients might reasonably be expected to participate or have an interest, without first disclosing in writing all relevant facts to the Firm, offering the opportunity to the Firm, and receiving specific authorization from the CCO.
Fiduciary duty also includes the duty to disclose any material facts that might influence the Client’s decision to purchase or refrain from purchasing a security recommended by the Firm or engage the Firm to manage the Client’s investments. A material fact is any fact that a reasonable investor would consider important to his or her evaluation of the Firm or the Supervised Person, the products or services to be provided, or the costs of the products or services. The Firm must either eliminate or make full and fair disclosure of all conflicts of interest which has the potential to include the Firm to render advice that is not disinterested such that a client is in a position to understand and provide informed consent to the conflict.
The mere disclosure of a conflict does not satisfy the Firm’s fiduciary duty, it must also act in the Client’s best interest. The Firm has several disclosure documents regarding conflict of interest to assist Clients in understanding conflicts of interest specific to the Firm, such as Form ADV Part 2A, 2B, and Form CRS.
Personal Securities Transactions
Unless otherwise stated, the following sections apply to Access Persons.
In recognition of the Firm’s fiduciary obligations to its Clients and desire to maintain its high ethical standards, the Firm has adopted the personal trading restrictions and requirements described below to: (i) prevent improper personal trading by Access Persons; (ii) prevent improper use of material, non-public information about securities recommendations made by the Firm or securities holdings of Clients; (iii) identify conflicts of interest; and (iv) provide a means to resolve any actual or potential conflict in favor of the Client.
The Firm’s goal is to allow its Access Persons to engage a moderate number of personal securities transactions while protecting its Clients, the Firm, and its Access Persons from the conflicts that could result from a violation of the securities laws or from real or apparent conflicts of interests. While it is impossible to define all situations that might pose such a risk, this Code of Ethics is designed to address those circumstances where such risks have been identified and may be likely to arise.
Adherence to the Code of Ethics and the related restrictions on personal investing are considered a basic condition of employment for Access Persons. If there is any doubt as to the propriety of any activity, Access Persons should consult with the CCO or his designee, who is charged with the administration of this Code of Ethics, has general compliance responsibility for the Firm and may offer guidance on securities laws and acceptable practices, as they may change from time to time. The CCO may rely upon the advice of outside legal counsel or third-party compliance consultants, as deemed necessary.
Accounts Covered by Policies and Procedures
This Code of Ethics applies to all “Personal Accounts” which includes any account in which an Access Person has any Beneficial Ownership and to all accounts maintained by or for:
•An Access Person’s spouse (other than a legally separated or divorced spouse of the Access Person) and minor children;
•Any family member living in the same household as the Access Person;
•Any accounts over whose purchases, sales, or other trading activities the Access Person exercises control or investment discretion;
•Any persons to whom the Access Person provides primary financial support, and either
(i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services;
•Any trust or other arrangement of which the Access Person or any member of the Access Person’s immediate family sharing the same household as the Access Person is a beneficiary; and
•Any partnership, corporation, or other entity of which the Access Person is a director, officer or partner or in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person owns a controlling interest or exercises effective control.
Notwithstanding the above, a Personal Account shall not include:
•Any account that can invest only in open-end investment companies (mutual funds);
•Any account that cannot trade a reportable security (checking, savings, etc);
•A 401(k) or Section 529 account or plan that is limited to investments in open-end investment companies (mutual funds, ETFs);
•Any account for which the Access Person serves as trustee of a trust for the benefit of a person to whom the Access Person does not provide primary financial support or that of an independent third party; and
•A Client account that is managed by the Firm.
Restrictions on Personal Trading
It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Access Persons may be affected only in accordance with the provisions of this Code of Ethics. Generally:
•No Access Person may knowingly purchase or sell for any Personal Account any security, directly or indirectly, in such a way as to adversely affect a Client’s transactions.
The CCO will maintain a “Restricted List” that will apply to the Clients as well as Access Persons. A security may be added to the Restricted List for a variety of reasons, including, but not limited to: the Firm is in possession of material, non-public information about an issuer; the Firm has executed a non-disclosure agreement or other agreement with a specific issuer that restricts trading in the issuer’s securities; an Access Person’s trading in such Reportable Position may present the appearance of a conflict of interest or an actual conflict of interest; and the CCO has determined it is necessary to do so.
•No Access Person may directly or indirectly purchase or sell (long or short) for any Personal Account any shares of a security listed on the Restricted List. Whenever an issuer’s security is on the Restricted List, all securities of such issuer should be considered and treated as being on the Restricted List (including common stock, preferred stock, convertible debt, debt and options).
•No Access Person may directly or indirectly purchase or sell for any Personal Account on the same day as a Client any shares of a security held in a Client account at a price better than a Client.
•No Access Person may use his or her knowledge of Client transactions to cause any Personal Account to profit from the market effect of such transactions (or give such information to a third person who may profit from such transactions).
Preclearance
Preclearance is required for purchase of any security in an initial public offering (“IPO”) or in a private offering conducted pursuant to Section 4(2) or 4(5) of the Securities Act of 1933, as amended, or Regulation D thereunder for any Personal Account. When investing in a private offering, an Access Person must identify and report any potential conflicts of interest to the CCO as they arise.
A request for preclearance may be made by submitting a request via MyComplianceOffice (MCO) in advance of the contemplated transaction. Any approval given under this paragraph will remain in effect for 24 hours for public securities and 30 days for private securities.
Reporting Requirements
Access Persons must disclose all Reportable Securities, held in Personal Accounts, to the Firm. Reportable Securities include all securities in which an Access Person has any direct or indirect beneficial ownership. This would include:
•Securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial, or “street name” accounts;
•Securities owned by an Access Person’s Immediate Family Member;
•Securities owned by or for a partnership, in which the Access Person is a general partner (whether the ownership is under the name of that partner, another partner, the partnership, or through a nominee, custodial, or “street name” account);
•Securities that are being managed for an Access Person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company, or other manager;
•Securities in an Access Person’s individual retirement account;
•Securities in an Access Person’s account in a 401(k) (unless the account can only hold Mutual funds or ETFs) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account;
Securities owned by a trust of which the Access Person is either a trustee or a beneficiary;

•Securities owned by a corporation, partnership, or other entity that the Access Person controls (whether the ownership is under the name of that person, under the name of the entity, or through a nominee, custodial, or “street name” account); or
•Securities that are traded on behalf of an investment club of which an Access Person is a club member or which an Access Person’s Immediate Family Member is a member.
Access Persons are required to disclose reportable accounts within the Firm’s Compliance system, MCO and enable linking of the accounts to confirm transaction data is available to satisfy reporting requirements under the Code. Access Persons may satisfy the reporting requirements below by uploading duplicate copies of account statements and transaction confirmations to MCO.
All Access Persons are required to submit the following reports:
Initial Holdings Report
Access Persons are required to provide the CCO with an Initial Holdings Report within ten (10) days of the date that such person is hired, or became an Access Person, that discloses details all of the Access Person’s current Reportable Securities holdings in his or her Personal Accounts. Information contained in Initial Holding Reports must be current as of a date no more than forty-five (45) days prior to the date of submission.
Annual Holdings Report
Within MCO, Access Persons must provide and certify an Annual Holdings Report of all current Reportable Securities holdings in their Personal Accounts at year-end, December 31. Access Persons are expected to report and certify holdings by January 30.
If an Access Person is not required to report any information on an Initial or Annual Holdings Report, the Access Person must still attest to that effect by the date on which the applicable Holdings Report is due in MCO.
Quarterly Transactions Reports
Within MCO, Access Persons must report and attest to a Quarterly Transactions Report including details of each transaction in a Reportable Security in their Personal Accounts for the most recent quarter ended. Access Persons must submit Quarterly Transactions Reports within thirty (30) days of the end of each calendar quarter. Any trades of Reportable Securities that did not occur through a broker-dealer, such as the purchase of a private fund, must be pre-cleared (as described in this Code of Ethics) and affirmed through the Access Person’s quarterly transaction affirmation. Any provided quarterly transaction reports must meet the following requirements:
Content Requirements – Quarterly transaction report must include:
•date of transaction;
•title of Reportable Security;
•ticker symbol or CUSIP number of Reportable Security (as applicable);
•interest rate or maturity rate (if applicable);
•number of shares;
•principal amount of Reportable Security;
nature of transaction (i.e., purchase or sale);

•price of reportable security at which the transaction was effected;
•the name of broker, dealer or bank through which the transaction was effected;
•the date upon which the Access Person submitted the report.
If an Access Person opens a personal account with a brokerage firm after submitting his or her initial or annual holdings report (as applicable), such Access Person must report the account in MCO within 30 days (even if not funded) to ensure that the holdings and transactions in such account are properly reported in accordance with the reporting requirements above.
Exceptions from Preclearance and Transaction Reporting Requirements
The following transactions are exempt from the preclearance and quarterly transaction reporting requirements discussed above.
•Purchases or sales that are non-volitional on the part of the Access Person such as purchases that are made pursuant to a merger, tender offer or exercise of rights, dividends, or reinvestment of dividends (except holdings need to be included on Initial and Annual Holdings Reports);
•Purchases or sales with respect to securities held in any Personal Account over which the Access Person has no discretion over (i.e., a financial advisor traded account or a “Non-Discretionary Account).” The CCO has authority under this Code of Ethics to determine at any time whether a particular account qualifies or continues to qualify as a Non-Discretionary Account, whether additional information should be provided by the relevant Access Person or whether additional steps must be taken by the relevant Access Person in order to maintain Non-Discretionary Account status for the relevant account. Access Persons with a Non-Discretionary Account must annually certify the status of the account in MCO.
•Quarterly Transaction Reports are not required if the report duplicates information contained in broker trade confirmations or account statements that an Access Person has already linked within MCO; provided that such broker trade confirmation or account statements are uploaded and attested to within 30 days of the end of the applicable calendar quarter; and
•Transactions in securities that are not Reportable Securities (i.e. treasury obligations and shares in mutual funds), as defined in the Definitions section above.
Review of Transactions
Each Access Person’s transactions in his/her Personal Accounts may be reviewed on a regular basis and compared to transactions entered into by the Firm on behalf of Clients. Any transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the CCO who must report them to Senior Management.
Notwithstanding any prior receipt of approval of a transaction in a Personal Account, the CCO and/or the Firm’s Senior Management will review all such transactions(s) at a suitable time, and they reserve the right to cancel any transaction(s) upon review. For example, after reviewing any transaction where a Client and an Access Person have effectively traded the same security in close proximity to each other, the CCO may determine that in order to avoid even the appearance of impropriety, the Access Person’s transaction must be cancelled or any profits gained or losses avoided may be owed to the Client(s) or will be disgorged even though all compliance requirements had been met.
Oversight of the Code of Ethics
Training
The CCO,or delegate, is responsible for training Supervised Persons regarding the Code. Such training is mandatory for all Supervised Persons and will occur as determined by the CCO and at least annually.
Reporting Violations
Any situation that may involve a conflict of interest or other potential violation of this Code of Ethics must be promptly reported to the CCO who must report it to senior management. All Associated Persons are required to promptly report any suspected violation of this Code to the CCO. If the CCO is involved in the violation or is unreachable, the Associated Person may report directly to a member of senior management. Associated Persons may also report violations on an anonymous basis. This can be done by using the Confidential Reporting Form available in MCO. The Firm expects Associated Persons who violate this Code to report their own violations, especially if a violation is inadvertent or of a technical nature.
Violations will be investigated promptly and appropriately. No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of this Code. Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of this Code.
Sanctions
A violation of the Code may result in any disciplinary action that the CCO or Senior Management deem appropriate, including but not limited to, a warning, fines, disgorgement, suspension, demotion, or termination of employment and/or registration. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.
Confidentiality
All reports of securities transactions, potential violations, and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.
Acknowledgement
All Associated Persons are required to provide the Firm with an acknowledgment of his or her receipt of this Code of Ethics and any amendments thereto.